UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     March 31, 2011

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-09977412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

       On March 31, 2011, Trans Energy, Inc. (the “Company”) entered into a Purchase and Sale Agreement  (the “PSA”) with Republic Energy Ventures, LLC (“Republic”) for the sale to Republic of certain oil and gas leases and interests located in Marion County, Marshall County, Tyler County and Wetzel County, West Virginia (referred to as the “Marcellus Shale Properties”).  Also on March 31, 2011, the Company and CIT Capital USA Inc. (“CIT”) entered into the Sixth Amendment to Credit Agreement (the “Sixth Amendment”), which relates to that certain credit agreement in the form of a senior secured revolving credit facility dated June 15, 2007  (the “Credit Agreement”).

Under the terms of the PSA, the Company sold to Republic approximately 2,950 Net Mineral Acres, for $14,012,500, or approximately $4,750 per acre.  The PSA and Sixth Amendment require that $5,000,000 of the sale proceeds be paid directly to CIT as partial satisfaction of the debt owed under the Credit Agreement.  Further, a portion of the sale proceeds, equal to the outstanding principal amount advanced to the Company plus interest, will be offset against payment of a convertible promissory note issued by the Company to Republic dated February 21, 2011 in the amount of $2,914,442.99. The Company also has the option to apply a portion of the sale proceeds to offset the Company’s obligation to reimburse Republic for bonus payments advanced by Republic to lessors under certain oil, gas and mineral leases, but the Company elected not to exercise this option.

The PSA also provides that $6,000,000.00 of the sale price will be applied as a credit, or drilling carry, to the Company by Republic toward current or future joint interest expenses incurred by the Company pursuant to a Joint Operating Agreement for the Company’s share of completion costs incurred for the Stout #2H, Groves #1H, and Keaton #1H wells, and for the Company’s share of drilling and completion costs for the Lucey #1H well.  Management anticipates that the $6,000,000 will be used to completely fund the capital requirements for the wells and anticipates that the final well, the Lucey #1H will be turned onto production by June 2011.

The Company, together with its financial advisor, has worked towards refinancing the amount outstanding under the Credit Agreement.  On March 31, 2011, the Company executed the Sixth Amendment and other related agreements that extend the maturity date of the Credit Agreement to March 31, 2012.

The Sixth Amendment confirms that the principal amount due under the Credit Agreement (prior to the application of a portion of the proceeds from the acreage sale) is $17,320,239, plus accrued interest of $139,748, plus past delinquency charges.  The Sixth Amendment provides that all past delinquency charges owed by the Company, whether in shares of Company stock  (or options or warrants therefore) or to be paid in cash, are unwound and the delinquency charges of $725,000 are to be added to the principal balance plus interest.  Thus, the total amount owed under the Credit Agreement, as per the Sixth Amendment, is $18,184,978.

The Company also granted to CIT a 1.5% overriding royalty interest in each of the Stout #2H, Groves #1H, Keaton #1H and Lucey #1H wells, as well as a 1.5% overriding royalty interest in the next six horizontal wells drilled in the Marcellus Shale, which have commercial production for a period of at least 30 consecutive days and in which the Company, or any of its subsidiaries, has an interest.  Each 1.5% overriding royalty interest is to be proportionately reduced to the extent the Company or its subsidiary owns less than the full working interest in the leases, or to the extent such oil and gas leases cover less than the full mineral interest.

Under the terms of the original Credit Agreement, CIT agreed to lend the Company up to $18,000,000 under a revolving credit facility, with the Company having the ability to increase the credit facility to $30,000,000.  The Credit Agreement conveys to CIT a first priority, continuing security interest in, lien on and right of setoff against, all of the Company’s properties, assets, security interests, related books and records and proceeds from sales and revenues generated from the foregoing.

      All principal payments for borrowings under the Credit Agreement became due at maturity on June 15, 2010, at which time the principal amount due and payable was $30,000,000 plus accrued and unpaid interest and other fees and expenses.  On June 18, 2010, CIT and the Company executed a forbearance letter agreement, whereby CIT agreed to forebear from exercising its rights and remedies provided by the Credit Agreement against the Company and its property until June 25, 2010.  The forbearance was subsequently extended to December 31, 2010.  In July 2010, the Company sold certain assets and interests for approximately $27 million, of which $15 million was applied to the loan balance outstanding under the Credit Agreement.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01                 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.                           Description

10.1	Sixth Amendment to Credit Agreement
10.2	Purchase and Sale Agreement with Republic Energy Ventures, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2011	TRANS ENERGY, INC.

By: /s/ JOHN G. CORP
John G. Corp
President